EXHIBIT 10.7

Tyco Electronics Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS

OF

OPTION AWARD

OPTION AWARD made as of                                         ,           .

1.             Grant of Option.  Tyco Electronics Ltd. (the “Company”) has granted you an Option to purchase                Shares of Common Stock, subject to the provisions of this Award Agreement.  This Option is a Non-Qualified Option.

2.             Exercise Price.  The purchase price of the Shares covered by the Option is $    .    .

3.             Vesting.  The Option will become exercisable in equal installments over four years beginning on the first anniversary of the grant date.  If you terminate employment before full vesting, you will forfeit the unvested portion of the Option and, subject to Section 12, you may exercise the vested portion of the Option until the earlier of (a) the date described in Section 4 below, or (b) 90 days after your Termination of Employment.  However, if your Termination of Employment is as a result of your Retirement (Termination of Employment on or after age 55 and completion of five years of service), Death, Disability, Change in Control, or Divestiture or Outsourcing Agreement, this Option will become vested and be exercisable in accordance with the provisions of Section 5, 6 or 7, as applicable.

4.             Term of Option.  Unless the Option has been terminated or cancelled, the Option must be exercised before the close of the New York Stock Exchange (“NYSE”) on the day of the 10th anniversary of the Grant Date.  If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE’s prior business day.

5.             Retirement, Disability or Death.  Notwithstanding the vesting and exercise provisions described in Section 3, the Option will vest and remain exercisable as set forth below (or as set forth in paragraph 6 or 7, as applicable), in the event of Retirement (as defined in paragraph 3), Disability or Death, subject however, to Section 12:

Event	Vesting	Exercise
Retirement (as defined in paragraph 3)

Unvested Awards are forfeited if you retire from active employment less than 12 months after Grant Date. On or after the 1st anniversary of Grant Date, a pro rata portion of the Unvested Awards (rounded down to the nearest share in full month increments), as determined based on the portion of the four year vesting term that you have completed prior to Termination (with an offset for shares previously vested) shall become exercisable upon the earlier of the normal vesting schedule (as listed in Section 3) or your Retirement.

Vested Awards expire on the earlier of (i) original expiration date described in Section 4, or (ii) 3 years after Retirement.

Disability or Death	Unvested Awards become fully vested as of the Date of Termination	Vested Awards expire earlier of (i) original expiration date described in Section 4, or (ii) 3 years after Termination of Employment.

6.             Change in Control.   Notwithstanding the vesting and exercise provisions described in Section 3, and subject to Section 5.4 of the Plan, if your employment is terminated following a Change in Control, as defined in the Plan, your Option will immediately become fully vested, and you will be entitled to exercise the Option until the earlier of (x) the original expiration date described in Section 4 or (y) the third anniversary of your Termination of Employment, provided that:

(a) your employment is terminated by the Company or a Subsidiary for any reason other than Cause, Disability or death in the twelve-month period following the Change in Control; or

(b) you terminate your employment with the Company or your employing Subsidiary within the twelve-month period following the Change in Control as a result of, and within 180 days following, the occurrence of one of the following events:

i.      the Company or your employing Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position, authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities; or

ii.     the Company or your employing subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than fifty (50) miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits taken as a whole.

7.             Termination of Employment as a Result of Divestiture or Outsourcing.  Notwithstanding the vesting and exercise provisions described in Section 3, and subject to Section 12, if your Termination of Employment is as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, your Option Award will vest on a pro-rata basis (rounded down to the nearest share in full month increments)based on (i) the number of whole months completed from Grant Date through the closing date of the applicable transaction over the original number of months of the vesting period, times (ii) the total number of shares awarded under the Option minus (iii) the number of shares previously vested. The vested portion of your Option Award will expire on the earlier of the original expiration date of the Award described in Section 4 or three (3) years after the date of your Termination of Employment.

Notwithstanding the foregoing, you shall not be eligible for such pro-rata vesting and extended expiration date if, (i) your Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to you (the “Applicable Employment Date”), and (ii) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

For purposes of this section 7, (i) “Comparable Employment” is defined as employment at a base salary rate and bonus target that is at least equal to the base salary rate and bonus target in effect immediately prior to your termination of employment and at a location that is no more than 50 miles from your job location in effect immediately prior to your termination of employment; (ii) “Disposition of Assets” shall mean the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (iii) “Disposition of a Subsidiary” shall mean the disposition by the Company or a Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be an affiliated company as a result of such disposition; and (iv) “Outsourcing Agreement” shall mean a written agreement between the Company or a Subsidiary and an unrelated third party (“Outsourcing

Agent”) pursuant to which (a) the Company transfers the performance of services previously performed by employees of the Company or Subsidiary to the Outsourcing Agent, and (b) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

8.             Payment of Exercise Price.  To exercise the Option, you must pay the Exercise Price for each Share.  You may pay the Exercise Price in cash, or by certified check, bank draft, wire transfer or postal or express money order.  You may also pay the Exercise Price by using one or more of the following methods: (i) delivering to the Company or its agent a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly (within the typical settlement cycle for the sale of equity securities on the relevant trading market, or otherwise in accordance with Regulation T issued by the Federal Reserve Board) to the Company sale or loan proceeds adequate to satisfy the portion of the Exercise Price being so paid; (ii) if expressly approved by the Committee, tendering to the Company (by physical delivery or attestation) or its agent certificates of Common Stock that you have held for six (6) months or longer (unless the Committee, in its discretion, waives this 6-month period) and that have an aggregate Fair Market Value as of the day prior to the date of exercise equal to the portion of the Exercise Price and any applicable taxes being so paid; or (iii) if such form of payment is expressly authorized by Board or Committee, instructing the Company to withhold Shares that would otherwise be issued were the Exercise Price to be paid in cash and that have an aggregate Fair Market Value as of the date of exercise equal to the portion of the Exercise Price and any applicable taxes being so paid.  Notwithstanding the foregoing, you may not tender any form of payment that the Company determines, in its sole and absolute discretion, could violate any law or regulation.  You are not required to purchase all Shares subject to the Option at one time, but you must pay the full Exercise Price for all Shares that you elect to purchase before they will be delivered.

9.             Exercise of Option.  Subject to the terms and conditions of this Award Agreement, the Option may be exercised by contacting UBS Financial Services Inc. at 877-461-7802 if calling from within the U.S. or 001-201-272-7684 if calling from outside the U.S., or such other stock option administrator as is selected by the Company.  If the Option is exercised after your death, the Company will deliver Shares only after the Committee or its designee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

10.           Responsibility for Taxes.  Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), by accepting the Award, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)           withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(2)           withholding from proceeds of the sale of Shares acquired upon exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

11.           Transfer of Option.  You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution.  Notwithstanding the foregoing, you may transfer the Option to members of your immediate family or to one or more trusts for the benefit of family members or to one or more partnerships in which the family members are the only partners, provided that (i) you do not receive any consideration for the transfer, (ii) you furnish the Committee or its designee with detailed written notice of the transfer at least three (3) business days in advance, and (iii) the Committee or its designee consents in writing.  For this purpose, “family member” means any spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.  Any Option transferred pursuant to this provision will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to transfer.  The Option may be exercised by the transferee only to the same extent that you could have exercised the Option had no transfer occurred.

12.           Covenant; Forfeiture of Award; Agreement to Reimburse Company.

(a)           If you have been terminated for Cause, including without limitation a termination as a result of your violation of the Company’s Code of Ethical Conduct, any outstanding vested or unvested stock options shall be immediately rescinded and you will forfeit any rights you have with respect to those options and, in addition, you hereby agree and promise immediately to deliver to the Company, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on your Termination of Employment.

(b)           If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind the unvested portion of your Option and any vested but unexercised portion of the Option and you will immediately forfeit any and all rights you have remaining on the date the Committee makes such determination with respect to the Option.  In addition, you hereby agree and promise immediately to deliver to the Company the number of Shares (or, in the discretion of the Committee, the cash value of said shares) equal in value to the amount of any profit you realized upon the exercise of any portion of the Option during the period six (6) months prior to your Termination of Employment through the date of the Committee’s determination.

(c)           If the Committee determines, in its sole discretion, that at anytime after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (i) disclosed business confidential or proprietary information related to any business of the Company or Subsidiary or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (a) such employment or consultation arrangement would likely (in the sole judgment of the Committee) result in the disclosure of business confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you have had access to business strategic or confidential information, and (b) the Committee has not approved the arrangement in writing, then any Option that you have not exercised (whether vested or unvested) will immediately be rescinded, and you will forfeit any rights you have with respect to these Options as of the date of the Committee’s determination.  In addition, you hereby agree and promise immediately to deliver to the Company, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on the Committee’s determination date.

13.           Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by the Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Option.

14.           Restrictions on Exercise.  Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.  The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.  Notwithstanding this Statement of Terms and Conditions, Optionee may exercise the Option only pursuant to the “broker-assisted cashless exercise” method described in Section 5(i) of this Statement of Terms and conditions if so restricted by local law at the time of exercise.

15.           Disposition of Securities.  By accepting the Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy, and are aware of and understand your obligations under federal securities laws with respect to trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law.  The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.           Plan Terms Govern.  The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe.  The Plan document, as may be amended from time to time, is incorporated into this Award Agreement.  Capitalized terms used in this Award Agreement have the meaning set forth in the Plan, unless otherwise stated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the Plan will control.  By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Award Agreement.

17.           Data Privacy.  By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other grant materials by and among, as applicable, your Employer, the Company and its Subsidiaries (or former Subsidiaries as are deemed necessary) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Option Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan.  You understand that these recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources Representative.  You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.

18.           Nature of Grant.  By accepting the Award, you acknowledge that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)           the grant of the Stock Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted repeatedly in the past;

(c)           all decisions with respect to future Stock Options grants, if any, will be at the sole discretion of the Company;

(d)           your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e)           you are voluntarily participating in the Plan;

(f)            Stock Options Awards are extraordinary items that do not constitute part of your ordinary ongoing compensation;

(g)           Stock Options are not intended to replace any pension rights or compensation;

(h)           Stock Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary of  the Company;

(i)            the Stock Option grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;

(j)            the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k)           in consideration of the grant of the Stock Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l)           the Stock Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(n)          you have no rights as a stockholder of the Company pursuant to the Stock Option until you exercise the Option and Shares are actually delivered to you.

19.           No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, the exercise of your Stock Option or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

20.           Language.  If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Option Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.           Incorporation of Other Agreements.  This Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option.  This Award Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

24.           Severability.  The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award, you agree to the following:

(i)            you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and

(ii)           you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.